Exhibit 99.1

PRESS RELEASE

EDUCATIONAL DEVELOPMENT CORPORATION

ANNOUNCES THIRD AMENDMENT TO THE EXISTING CREDIT AGREEMENT

TULSA, OK, August 16, 2023——Educational Development Corporation (“EDC”) (NASDAQ: EDUC) (http://www.edcpub.com) today announced the execution of the Third Amendment to the Existing Credit Agreement.

Craig White, CEO of Educational Development Corporation, announced that the Company has executed the Third Amendment to the Existing Credit Agreement (“Amendment”) with BOKF, NA (the “Lender”), effective August 9, 2023. This amendment:

1)	Extends the Revolving Loan Maturity Date to January 31, 2024.
2)

Reduces the Revolving Commitment from (a) $13,500,000, through August 30, 2023; (b) to $10,500,000 through October 30, 2023; (c) to $9,000,000 through November 29, 2023; (d) to $5,000,000 through December 30, 2023; (e) to $4,500,000 through January 30, 2024; (f) and to $4,000,000 from and after January 31, 2024.

3)

Requires the Company to list its real estate property located at 10302 East 55th Place, Tulsa, Oklahoma 74146 for sale with a licensed commercial real estate broker satisfactory to the Lender on or before August 18, 2023.

4)

Contingent upon the occurrence of an Event of Default in the agreement, the Company shall within 15 days list its real estate property for sale located at 5402 South 122nd Ave., Tulsa, Oklahoma, 74146 with a licensed commercial real estate broker satisfactory to the Lender.

Per Mr. White, “During fiscal 2024, we have been working with our Bank to reduce our overall credit exposure. Selling our old building, which recently appraised for $5.1 million, and paying down our line of credit, as outlined in the new agreement, will further strengthen our balance sheet. Our remaining property, the Hilti Complex, recently appraised at approximately $40 million and we expect our inventory levels to be approximately $53 million at the end of the fiscal year. That combined asset value of over $93 million far exceeds our expected debts with the bank at the end of January 2024 of approximately $36 million.”

Mr. White continued, “Amidst the challenges of today's economic landscape, we are proud to reaffirm our steadfast commitment to our retailers, our Brand Partners, our customers, our employees and our shareholders. Currently and in the coming months, we will be offering bold and strategic sales, promotions, and incentives. As we navigate these times together, our dedication to delivering exceptional value remains unchanged. While we believe our products already have an incredible value, we want to ensure that our products remain accessible even in more challenging economic times.”

About Educational Development Corporation (EDC)

EDC began as a publishing company specializing in books for children. EDC is the owner and exclusive publisher of Kane Miller Books (“Kane Miller”); Learning Wrap-Ups, maker of educational manipulatives; and SmartLab Toys, maker of STEAM-based toys and games. EDC is also the exclusive United States MLM distributor of Usborne Publishing Limited (“Usborne”) children’s books. EDC-owned products are sold via 4,000 retail outlets and EDC and Usborne products are offered by independent brand partners who hold book showings through social media, book fairs with schools and public libraries, in individual homes, as well as other in-person events and internet sales.

Contact:

Educational Development Corporation

Craig White, (918) 622-4522

Investor Relations:

Three Part Advisors, LLC

Steven Hooser or Jean Marie Young, (214) 872-2710